EXCHANGE AGREEMENT

Exchange Agreement (this "Agreement") entered into this 29th day of January 2007 by and between Ortec International, Inc., a Delaware corporation ("Ortec"), and Paul Royalty Fund, L.P. (formerly known as Paul Capital Royalty Acquisition Fund, L.P.), a Delaware limited partnership ("Paul Capital").

R E C I T A L S

A.         Ortec's certificate of incorporation permits amendments to such certificate of incorporation to be adopted by Ortec's Board of Directors to create new classes of Ortec preferred stock up to an authorized 1,000,000 shares of Ortec preferred stock, and in such amendment to set forth the rights and preferences of the class of preferred stock thus created.

B.         Paul Capital and/or Ortec and/or Orcel LLC have heretofore entered into the Revenue Interests Assignment Agreement and the Related Agreements and pursuant to the provisions of the Revenue Interests Assignment Agreement Ortec and Orcel LLC assigned the Revenue Interests to Paul Capital.

C.         The provisions of the Revenue Interests Assignment Agreement permit Paul Capital to compel Ortec to repurchase Paul Capital's Revenue Interests in certain events, some of which events have occurred. Such Ortec obligation is secured by Ortec's assignment to Paul Capital of Ortec's intellectual property (including certain Ortec patents and trademarks registered in the United States, Mexico and Canada) and other assets of Ortec.

D.	Ortec has advised Paul Capital that:

(i)         it has completed a confirmatory clinical trial for the use of its cryopreserved OrCel product for the treatment of venous leg ulcers;

(ii)           it does not have the funds necessary (x) to continue its business operations or (y) to prepare the PMA;

(iii)          Ortec's ability to issue and sell more of its equity securities or to enter into other transactions to secure the funds needed to carry on its business operations and to prepare and file the PMA would be enhanced if Paul Capital's Revenue Interests were converted into Ortec preferred equity securities.

E.          Paul Capital is willing, subject to fulfillment of the terms and conditions in this Agreement hereafter set forth, to convert its Revenue Interests into Ortec preferred equity securities so as to eliminate the treatment of Paul Capital's Revenue Interests as a secured liability on Ortec's balance sheet.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, the parties hereto agree as follows:

1.              Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

(a)	"Affiliate" means, with respect to any person, any other person that, directly or indirectly, controls, is controlled by, or is under common control with, such person.

(b)

"Bridge Notes" means the following notes evidencing loans made and to be made by the holders of such notes to Ortec, from which loans Ortec has received or will receive no more than $2,000,000 in the aggregate:

(i)	Note held by Valley Forge Investments Limited dated October 10, 2006 and evidencing a loan of $200,000;

(ii)	Note held by BIP Venture Partners SICAR SA dated November 10, 2006 and evidencing a loan of $150,000;

(iii)	Note held by Andreas Vogler also dated November 10, 2006 and evidencing a loan of $30,000;

(iv)	Note held by Andreas Vogler also dated November 10, 2006 and evidencing a loan of $70,000;

(v)	Note held by Tony Kamin (25/110) and Patrick J. O'Donnell (85/110) dated November 29, 2006 and evidencing a loan of $110,000;

(vi)	Note held by SDS Capital Group dated November 30, 2006 and evidencing a loan of $190,000;

(vii)	Note held by CIPHER 06 LLC dated December 5, 2006 and evidencing a loan of $50,000;

(viii)	Note held by Patrick J. O'Donnell dated December 8, 2006 and evidencing a loan of $50,000;

(ix)	Note held by CIPHER 06 LLC dated December 22, 2006 and evidencing a loan of $50,000;

(x)	Note held by Steven Katz dated December 22, 2006 and evidencing a loan of $25,000;

(xi)	Note held by Tammy Sweet dated December 22, 2006 and evidencing a loan of $50,000;

(xii)	Note held by Steven Katz dated December 27, 2006 and evidencing a loan of $85,000;

(xiii)	Note held by G. F. Holcombe dated January 2, 2007 and evidencing a loan of $50,000;

(xiv)	Note held by CIPHER 06 LLC dated January 5, 2007 and evidencing a loan of $60,000;

(xv)	Note held by Hadasit dated January 9, 2007 and evidencing a loan of $20,000;

(xvi)	Note held by Andreas Vogler dated January 25, 2007 and evidencing a loan of $92,000; and

(xvii)	Notes hereafter issued by Ortec evidencing loans to be hereafter made to Ortec aggregating no more than $718,000.

(c)	"Cancellation Agreements" means the Katz Cancellation Agreement and the Lipstein Cancellation Agreement.

(d)	"Common Stock" means the common stock of Ortec, par value $0.001 per share.

(e)	"Exchange Closing" means the closing referred to in Section 12 hereof.

(f)	"FDA" means the United States Food and Drug Administration.

(g)

"Financial Statements" means (a) the consolidated balance sheets, statements of operations, statements of shareholders' equity (deficit) and statements of cash flows of Ortec and its subsidiaries at December 31, 2005, and the accompanying notes thereto, which financial statements and notes are included in Ortec's Annual Report on Form 10-KSB filed with the SEC on April 17, 2006, and (b) the condensed consolidated balance sheets, statements of operations, statements of shareholders' equity (deficit) and statements of cash flows of Ortec and its subsidiaries at September 30, 2006, and the accompanying notes thereto, which condensed financial statements and notes are included in Ortec's Quarterly Report on Form 10-QSB filed with the SEC on November 13, 2006.

(h)

"Forbearance Agreement" means the letter agreements between Ortec and Paul Capital dated December 13, 2004 and October 19, 2006, wherein Paul Capital agreed that until July 1, 2006, and later until January 1, 2007, it would not exercise certain rights under Section 5.07(a) of the Revenue Interests Assignment Agreement that would otherwise be triggered to compel Ortec to purchase Paul Capital's Revenue Interests, because of certain defaults on Ortec's part of its covenants in the Revenue Interests Assignment Agreement.

(i)

"Government Authority" means any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether federal, state or local (domestic or foreign), including, without limitation, the U.S. Patent and Trademark Office, the FDA, the U.S. National Institute of Health or any other government authority located in North America.

(j)	"Katz" means Steven Katz, having an office at 3960 Broadway, New York, New York 10032.

(k)

"Katz Cancellation Agreement" means the Cancellation Agreement to be entered into by Ortec and Katz prior to the Exchange Closing, such agreement to replace any and all pre-existing agreements between Ortec and Katz and to be in a form acceptable to Paul Capital and to the investors representing a majority of the gross proceeds constituting the New Funding Amount (including the holders of the Bridge Notes (and based on the gross proceeds received therefrom) that are converted into Series A-1 Preferred Stock).

(l)	"Lien" means any lien, encumbrance, security interest, mortgage or charge of any kind.

(m)	"Lipstein" means Ron Lipstein having an office at 3960 Broadway, New York, New York 10032.

(n)

"Lipstein Cancellation Agreement" means the Cancellation Agreement to be entered into by Ortec and Lipstein prior to the Exchange Closing, such agreement to replace any and all pre-existing agreements between Ortec and Lipstein and to be in a form acceptable to Paul Capital and to the investors representing a majority of the gross proceeds constituting the New Funding Amount (including the holders of the Bridge Notes (and based on the gross proceeds received therefrom) that are converted into Series A-1 Preferred Stock).

(o)

"New Funding Amount" means additional gross cash proceeds from the sale of Ortec preferred equity securities (which shall comprise substantially all the Ortec consideration provided in return for such proceeds), in an amount aggregating (i) not less than $8,000,000 (or $6,000,000 but only if Section 5 hereof becomes applicable), less the gross proceeds heretofore received and to be received by Ortec from loans evidenced by the Bridge Notes, except for the gross proceeds received and to be received by Ortec from those Bridge Notes that are repaid and not converted into Series A-1 Preferred Stock in accordance with this Agreement, in which case the gross proceeds from such Bridge Notes that are repaid and not converted shall not be deducted, and (ii) not more than $20,000,000.

(p)	"New Investors" means the entities or persons providing the New Funding Amount.

(q)	"Ortec" means Ortec International, Inc., a corporation created under the laws of Delaware and having an office at 3960 Broadway, New York, New York 10032.

(r)

"Paul Capital" means Paul Royalty Fund, L.P., a limited partnership created under the laws of Delaware and having an office at Two Grand Central Tower, 140 East 45th Street, 44th Floor, New York, New York 10017, formerly known as Paul Capital Acquisition Fund, L.P.

(s)

"PMA" means Ortec's application for Pre-Market Approval to be filed by Ortec with the FDA for FDA clearance for the commercial sale of Ortec's cryopreserved OrCel product for the treatment of venous leg ulcers, in which application Ortec will, inter alia, report the results of Ortec's confirmatory clinical trial of its cryopreserved OrCel product for the treatment of venous leg ulcers.

(t)	"PRF Entitlement" has the meaning provided in Section 8(a).

(u)

"Related Agreements" means the following agreements entered into between Paul Capital, and/or Ortec and/or Orcel LLC, and/or JP Morgan Chase Bank, in connection with, and as contemplated by, the Revenue Interests Assignment Agreement, all of which, except as indicated below, are dated as of August 29, 2001:

(i)	Amended and Restated Security Agreement dated October 18, 2004 between Orcel LLC and Ortec, each as grantor, and Paul Capital, as grantee.

(ii)	The Membership Interest Pledge Agreement between Ortec and Paul Capital.

(iii)	Patent Security Agreement between Orcel LLC, as grantor, and Paul Capital, as grantee, as amended as of October 27, 2004.

(iv)	The Limited Liability Company Agreement of Orcel LLC.

(v)	The Security Agreement between Ortec and Orcel LLC.

(vi)	Management and Licensing Agreement between Orcel LLC, as licensor, and Ortec, as licensee.

(vii)	The Lock Box Agreement dated February 28, 2002 among JPMorgan Chase Bank, Paul Capital, Orcel LLC and Ortec.

(v)

"Revenue Interests" means Paul Capital's right to receive a portion of Ortec's revenue from the sale in the United States, Canada and Mexico of Ortec's products that Ortec may sell in such countries, as set forth and defined in the Revenue Interests Assignment Agreement.

(w)

"Revenue Interests Assignment Agreement" means the Amended and Restated Revenue Interests Assignment Agreement dated as of February 26, 2003 among Orcel LLC, Ortec and Paul Capital, and the agreement which it amends dated August 29, 2001, as amended as of December 19, 2001 and as of January 15, 2002.

(x)	"SEC" means the U.S. Securities and Exchange Commission.

(y)	"Series A Certificate of Designation" means the Certificate of Designation of the rights and preferences of the Series A Convertible Preferred Stock to be

adopted by Ortec's Board of Directors as an amendment to Ortec's certificate of incorporation.

(z)	"Series A Preferred Stock" means a new series of Ortec convertible preferred stock to be created by the Series A Certificate of Designation.

(aa)

"Series A-1 Certificate of Designation" means the Certificate of Designation of the rights and preferences of the Series A-1 Convertible Preferred Stock to be adopted by Ortec's Board of Directors as an amendment to Ortec's certificate of incorporation.

(bb)	"Series A-1 Preferred Stock" means another new series of Ortec convertible preferred stock to be created by the Series A-1 Certificate of Designation.

2.              Representations and Warranties of Ortec. Ortec hereby represents and warrants to Paul Capital as of the date of this Agreement and as of the date of the Exchange Closing the following:

(a)

Organization. Ortec is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has all corporate powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted in connection with the transactions contemplated hereby.

(b)

Corporate Authorization. Ortec has all necessary power and authority to enter into, execute and deliver this Agreement and to perform all of the obligations to be performed by it hereunder and to consummate the transactions contemplated hereunder. This Agreement has been duly authorized, executed and delivered by Ortec and constitutes its valid and binding obligation, enforceable against Ortec in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or general equitable principles.

(c)

Capitalization. The entire authorized capital stock of Ortec consists of 200,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. As of December 31, 2006, 8,962,538 shares of Common Stock and 5,948.6148 shares of Series D-1 Preferred Stock were issued and outstanding. As of December 31, 2006, no shares of Common Stock or Preferred Stock were held in Ortec's treasury. All such shares of Ortec have been duly authorized and are fully paid and non-assessable. Except as set forth in Ortec's Financial Statements, or in its reports filed with the Securities and Exchange Commission, there are no outstanding options, warrants or other equity securities, or debt or similar instruments, that are convertible into, or exercisable for, shares of Ortec's capital stock.

(d)

Governmental Authorization. The execution and delivery by Ortec of this Agreement, and the performance by Ortec of its obligations hereunder, does not require any notice to, action or consent by, or in respect of, or filing with, any Government Authority.

(e)

Compliance with Laws. Each of Ortec and Orcel LLC (i) is not in violation of, has not violated, or to the knowledge of Ortec, is not under investigation with respect to, and (ii) has not been threatened to be charged with and been given notice of any violation of, with respect to clauses (i) and (ii) above, any law, rule, ordinance or regulation, judgment, order, writ, decree, permit or license of any

Government Authority applicable to Ortec or Orcel LLC, which could reasonably be expected to have a material adverse effect on its business, condition (financial or otherwise) or operations.

(f)

Conflicts. Neither the execution and delivery of this Agreement nor the performance or consummation of the transactions contemplated hereby will: (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects, any provisions of: (A) any law, rule, ordinance or regulation of any Government Authority, or any judgment, order, writ, decree, permit or license of any Government Authority, to which Ortec, Orcel LLC or any of their respective assets or properties may be subject or bound; or (B) any material contract, agreement, commitment or instrument to which Ortec or Orcel LLC is a party or by which Ortec or Orcel LLC or any of their respective assets or properties is bound or committed; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any respects, any provisions of the certificate of incorporation or by-laws (or other organizational or constitutional documents) of Ortec or Orcel LLC; (iii) require any notification to, filing with, or consent of, any person (including, without limitation, any party to any existing agreement to which Ortec or Orcel LLC is a party) or Government Authority; (iv) constitute a breach of or default under any agreement to which either Ortec or Orcel LLC is a party or give rise to any right of termination, cancellation or acceleration of any right or obligation of Ortec, Orcel LLC or any other person under any such agreement; or (v) result in the creation or imposition of any Lien on the assets or properties of Ortec or Orcel LLC.

(g)

No Undisclosed Liabilities. Except for those liabilities (a) identified in the Financial Statements, and (b) incurred by Ortec in the ordinary course of business since September 30, 2006, in which period Ortec has had no revenue but continued and continues to incur expenses, because it is still in the development stage, there are no material liabilities of Ortec and any of its subsidiaries or Orcel LLC separately of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, and there is no condition, situation or set of circumstances, except for Ortec's inability to pay its obligations as they become due, which could reasonably be expected to result in such a material liability.

(h)

Accuracy of Reports. All reports required to be filed by Ortec on or after January 1, 2005 under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, have been duly filed, were in substantial compliance with the requirements of their respective forms, were complete and correct in all material respects as of the dates at which the information was furnished, and contained (as of such dates) no untrue statement of a material fact nor omitted to state a material fact necessary in order to make the statements made therein in light of the circumstances under which they were made not misleading.

Provided, however, that with respect to the representations in paragraphs (g) and (h) of this Section 2, Ortec has advised Paul Capital that the Financial Statements in Ortec's annual report on Form 10-KSB for the year ended December 31, 2005, and its quarterly report on Form 10-QSB for the quarter ended June 30, 2006, both filed with the Securities and Exchange

Commission, may have to be modified pursuant to a letter of comment Ortec has received from the SEC dated November 9, 2006 and submitted a response to the SEC dated December 26, 2006.

3.              Representations and Warranties of Paul Capital. Paul Capital hereby represents and warrants to Ortec as of the date of this Agreement and as of the date of the Exchange Closing the following:

(a)

Organization. Paul Capital is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all partnership powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(b)

Authorization. Paul Capital has all necessary power and authority to enter into, execute and deliver this Agreement and to perform all of the obligations to be performed by it hereunder. This Agreement has been duly authorized, executed and delivered by Paul Capital and constitutes its valid and binding obligation, enforceable against Paul Capital in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general equitable principles.

(c)

Conflicts. Neither the execution and delivery of this Agreement nor the performance or consummation of the transactions contemplated hereby will: (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects, any provisions of: (A) any law, rule, ordinance or regulation of any Government

Authority, or any judgment, order, writ, decree, permit or license of any Government Authority, to which Paul Capital or any of its assets or properties may be subject or bound; or (B) any material contract, agreement, commitment or instrument to which Paul Capital is a party or by which Paul Capital or any of its assets or properties is bound or committed; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any respects, any provisions of organizational or constitutional documents of Paul Capital; or (iii) except for UCC financing statements or termination statements that may be required hereunder, require any notification to, filing with, or consent of any person or Government Authority.

4.              Exchange of Paul Capital's Revenue Interests. Upon Ortec securing the minimum amount of cash proceeds required by the New Funding Amount, provided that such amount is secured on or before June 30, 2007, and subject to all other terms and conditions of this Agreement, Paul Capital will exchange its Revenue Interests for shares of Ortec's Series A Preferred Stock having an aggregate stated value of $10,000,000. To effect such exchange Paul Capital, Ortec and Orcel LLC shall simultaneously with the issuance to Paul Capital of such shares of Ortec's Series A Preferred Stock having a stated value of $10,000,000, cancel the Revenue Interests Assignment Agreement as amended, and all the Related Agreements and Paul Capital shall assign, reassign or release to Ortec or to Orcel LLC any and all interest in Ortec's intellectual property that Paul Capital may have and any and all interest that Paul Capital may have in Orcel LLC. Without limiting the generality of the preceding sentence, the interests in intellectual property Paul Capital will in such event assign, reassign or release to Ortec or to Orcel LLC shall include the (i) the interest which is the subject of the Patent Security Agreement dated August 29, 2001 between Orcel LLC, as grantor, and Paul Capital, as grantee, (ii) any interest Paul Capital may have in the unregistered intellectual property assigned by Ortec to Orcel LLC by assignment dated September 29, 2001 and (iii) any interest Paul Capital may have in the intellectual property assigned by Ortec to Orcel LLC in the Trademark Assignment also dated August 29, 2001. At the same time Paul Capital shall file with the appropriate governmental agencies UCC termination statements for all security interests Paul Capital may have in Ortec's or Orcel LLC's assets, including their intellectual property. Ortec agrees that of the gross proceeds Ortec may receive as the New Funding Amount prior to the Exchange Closing and of the gross proceeds Ortec has heretofore received or may hereafter receive from the loans evidenced by the Bridge Notes, Ortec will use its best efforts to allocate substantially all of such funds to support the clearance of the PMA by the FDA and further commercialization of Ortec's OrCel product and related supporting expenses, including existing contractual obligations.

5.              A Different Reason for an Exchange of Revenue Interests. Subject to the terms and conditions of this Agreement, Paul Capital agrees to exchange its Revenue Interests for Ortec's Series A Preferred Stock having a stated value of $10,000,000 if:

(a)

such exchange of Paul Capital's Revenue Interests is required for the listing of Ortec's common stock on any domestic or foreign securities exchange, including, without limitation, listing on Nasdaq or Nasdaq Small Cap, but only if Ortec's Board of Directors have voted for such listing, and

(b)	prior to such exchange of Paul Capital's Revenue Interests, Ortec shall hereafter receive the minimum amount of cash proceeds required by the New Funding

Amount if this Section 5 is applicable, provided such amount is secured on or before June 30, 2007.

6.              Terms of the Series A Preferred Stock. It is contemplated by the parties to this Agreement that substantially all of the New Funding Amount, including any of such amount that may be obtained after the Exchange Closing, will be obtained by means of Ortec's sale of its Series A-1 Preferred Stock, the rights, preferences and other terms of which will be set forth in the Series A-1 Certificate of Designation, the provisions of which will be negotiated by Ortec with all, or with the lead, investors who purchase the Series A-1 Preferred Stock prior to the Exchange Closing. The provisions of the Series A Certificate of Designation will be identical to the provisions of the Series A-1 Certificate of Designation, so that the rights, preferences and other terms governing the Series A Preferred Stock will be identical to the rights, preferences and other terms governing the Series A-1 Preferred Stock to be sold in securing the New Funding Amount, except that:

(a)

the stated amounts of the shares of the Series A-1 Preferred Stock shall be the gross amounts paid therefor by the purchasers thereof, and the stated amount of the Series A Preferred Stock shall, as set forth above, be $10,000,000, and such $10,000,000 stated dollar amount of the Series A Preferred Stock shall be convertible into shares of Ortec's common stock at the same dollar per share of common stock conversion price as the stated amounts of the Series A-1 Preferred Stock will be convertible into Ortec's common stock.

(b)	the liquidation preferences of the Series A and the Series A-1 Preferred Stocks shall be as follows:

(i)	the first $15,000,000 shall be paid to the holder or holders of the Series A Preferred Stock (that is Paul Capital or its successors or assigns) regardless of the stated amount thereof,

(ii)

thereafter such liquidation preference payments shall be paid to the holders of the Series A-1 Preferred Stock that Ortec sells to New Investors no later than 45 days after Ortec's OrCel product for treatment of venous leg ulcers has received FDA approval for commercial sales, up to the lesser of (A) the stated amounts thereof or (B) $20,000,000 in aggregate, and

(iii)	thereafter the next $5,000,000 shall be paid to the holders of the Series A Preferred Stock (that is Paul Capital or its successors or assigns) regardless of the stated amount thereof.

The circumstances under which a liquidation of Ortec will be deemed to have occurred will be the same in both the Series A Preferred Stock and the Series A-1 Preferred Stock, but will include any merger, reorganization, sale of all or substantially all the assets, exclusive license, acquisition of securities or other acquisition-type transaction, where any such merger, reorganization, license or sale of assets or acquisition-type transaction results in a change of control of Ortec or of all or substantially all of Ortec's assets.

(c)

The anti-dilution terms of the Series A Preferred Stock will be no less favorable to the holders thereof than the anti-dilution provisions provided in Section 4 of Series F Warrants to purchase shares of Common Stock of Ortec issued in October 2005.

(d)

The separate class voting rights of the Series A Preferred Stock will be no less favorable to the holders thereof than the following: separate class voting rights of the Series A Preferred Stock for any changes to the provisions of the Series A Preferred Stock, to authorize any class of stock ranking senior to or pari passu with the Series A Preferred as to dividends and distributions, redemption rights, or rights upon a liquidation, to issue any additional Series A Preferred Stock, to enter into any recapitalization transaction or other transaction in which the common stockholders are required or permitted to exchange their shares for other securities, cash or property, any change of control transaction, or any sale transaction involving all or substantially all Ortec's assets, or before entering into any agreement with respect to the foregoing.

(e)

The Series A Preferred Stock will have the same Ortec negative covenants as those included in the Series A-1 Preferred, including covenants covering additional indebtedness for money borrowed; additional Liens; dividends or distributions on junior securities; repurchases of junior securities; and amendments to charter or by-laws materially adversely affecting the preferred.

(f)

The Series A Preferred Stock will not be redeemable at the option of Ortec, unless (i) the redemption payment equals $20,000,000 in the aggregate for all Series A Preferred Stock, (ii) Ortec provides 30 days notice of the date any redemption will be effective, (iii) prior to the redemption time, the holders of the Series A Preferred will have the right to exercise any conversion rights they may have, (iv) such redemption is for all and not less than all the outstanding Series A Preferred Stock, (v) any warrants granted to the holders of the Series A Preferred Stock are not affected by such redemption, and (vi) at the time Ortec provides notice of the redemption, it shall deposit in escrow the aggregate redemption amount for all then outstanding Series A Preferred Stock as well as any amounts necessary to repay any and all expenses of Paul Capital required to be repaid by Ortec pursuant to Section 10 hereof, and such escrowed amounts are applied to make the required payments at the redemption time.

(g)	The Series A Preferred Stock shall rank senior to Ortec's Series D-1 Preferred Stock.

(h)	the Series A Preferred Stock will be freely transferable by the holders thereof provided such transfers are in accordance with applicable laws.

7.              Other Covenants Related to Issuance of the Preferred Stock. Ortec hereby agrees as follows:

(a)

Warrants. If in consideration for the purchase of its Series A-1 Preferred Stock Ortec issues warrants to such purchasers to purchase Ortec's securities, Ortec shall issue identical warrants on identical terms to Paul Capital (except that warrants issued to Paul Capital shall be immediately detachable from the Series A Preferred Stock), but only as if Paul Capital had paid only $5,000,000 for the $10,000,000 stated amount of its Series A Preferred Stock. For example, if Ortec sold its Series A-1 Preferred Stock with an aggregate stated amount of $15,000,000 for aggregate gross cash proceeds to Ortec from such sales of $15,000,000, and Ortec issued to such purchasers of its Series A-1 Preferred Stock warrants to purchase one share of Ortec's common stock for every $2 such purchaser had paid for its Series A-1 Preferred Stock, that is warrants to purchase an aggregate of 7,500,000 shares of Ortec's common stock to all the purchasers who paid such aggregate of $15,000,000 for Ortec's Series A-1 Preferred Stock, then Ortec shall issue identical warrants (including an identical warrant exercise price) to Paul Capital or its successors or assigns to purchase an aggregate of 2,500,000 shares of Ortec's common stock as if Paul Capital had paid $5,000,000 for all its Series A Preferred Stock.

(b)

Incorporation of Additional Terms. Ortec agrees to provide to Paul Capital all representations and warranties, affirmative and negative covenants and conditions obtained by the New Investors in any purchase agreement they enter into with Ortec prior to the Exchange Closing in connection with their commitment to provide any portion of the New Funding Amount, whether paid prior to, on or after the Exchange Closing, by incorporating such representations, warranties, covenants and conditions by reference in this Agreement. On the date any such representations and warranties are made to such investors, Ortec shall deliver to Paul Capital an officer's certificate identifying them and confirming that they are incorporated by reference herein. Ortec shall also identify and confirm, by delivering to Paul Capital an officer's certificate to that effect, any other covenants and conditions that are incorporated by reference in this Agreement on the date of such incorporation.

(c)

Additional Agreements. Ortec agrees to enter into with Paul Capital any related agreements (e.g., registration rights agreements, shareholders agreements) that Ortec is required to enter into with the New Investors in connection with obtaining any portion of the New Funding Amount, whether paid prior to, on or after the Exchange Closing, which agreements with Paul Capital shall contain the same rights as those afforded to the New Investors in their agreements; provided, however, that the terms of any warrants provided to Paul Capital shall be governed by Section 7(a) hereof and the terms of any such agreements with Paul Capital shall not include any requirement for Paul Capital to invest any further funds in Ortec, whether in return for additional notes or equity (except for payment of the warrant exercise price in the event of an exercise of warrants issued pursuant to Section 7(a)), or any restrictive covenant binding on Paul Capital or any other provision that would have an adverse impact on Paul Capital's rights under this Agreement, notwithstanding the inclusion of such terms, if any, in the agreements with the New Investors. Paul Capital will have the right not to enter into any such related agreement offered by Ortec.

(d)

Consideration for New Funding Amount; Process. Ortec acknowledges and agrees that Paul Capital will exchange its Revenue Interests for Series A Preferred Stock in accordance with all the terms and conditions of this Agreement only if substantially all the consideration provided by Ortec to the New Investors providing the minimum amount required by the New Funding Amount prior to the Exchange Closing is the issuance of Series A-1 Preferred Stock and warrants (and agreements entered into with the New Investors related to such Series A-1 Preferred Stock issuance which are also made available to Paul Capital) after good faith, arms-length negotiations. If any other form of consideration is provided by Ortec to the New Investors in connection with obtaining such New Funding Amount, unless such consideration is also offered to Paul Capital, Paul

Capital will have the right to terminate this Agreement and will have no continuing liability or obligation hereunder thereafter. Ortec agrees to use its best efforts to obtain at least the minimum amount required by the New Funding Amount on or before June 30, 2007, shall seek third parties who are not Affiliates of Ortec as sources for such funding, and shall engage in good faith, arms length negotiations with such parties to obtain such funding as promptly as possible.

(e)

Ortec Funding Limitations. Ortec acknowledges and agrees that until termination of this Agreement, or if the Exchange Closing has occurred, until 45 days after Ortec's OrCel product for treatment of venous leg ulcers has received FDA approval for commercial sales, Ortec shall not seek or obtain any funding, or issue any debt or equity, other than the proceeds received in exchange for Bridge Notes or Series A-1 Preferred Stock as permitted by this Agreement.

(f)

Bi-Weekly Information Reports. Until the Exchange Closing, Ortec shall cause its senior management to provide its Board and Board observers bi-weekly reports showing aggregate amounts of cash raised after the date hereof, uses of cash during the latest two week period and anticipated cash requirements and uses during the upcoming two week period.

8.	Preference for Bridge Notes. Until the Exchange Closing:

(a)

if all or some of the Bridge Notes are outstanding at the time of a liquidation of Ortec, and/or the disposition of Ortec's assets in which Paul Capital has a security interest under the Revenue Interest Assignment Agreement and Related Agreements, if and to the extent that any amounts are required to be paid to Paul Capital under the terms of the Revenue Interests Assignment Agreement or any of

the Related Agreements as a result of such liquidation or disposition (the "PRF Entitlement"), there shall be paid out of the PRF Entitlement to the holders of the Bridge Notes pro rata up to the lesser of (i) the principal amount of the outstanding Bridge Notes Ortec has issued and sold between October 2006 and February 2007 and (ii) $2,000,000 (the lesser of the amounts in clause (i) and (ii) being referred to herein as the "Priority Repayment Amount"); provided that if any payment by Paul Capital to the holders of the Bridge Notes of any portion of the PRF Entitlement paid to Paul Capital, or any payment by Ortec directly to such holders out of the PRF Entitlement, reduces the PRF Entitlement, then, before and as a condition to such payment, each holder of the Bridge Note to be paid shall (x) have agreed that Paul Capital shall be subrogated to the rights of such holder under the applicable note to the extent of such payment to such holder and (y) have assigned to Paul Capital an undivided percentage interest in such holder's note equal to (A) the amount paid to such holder, divided by (B) the total principal and accrued interest evidenced by the applicable note; provided, further, that if any portion of the Priority Repayment remains unpaid, such unpaid portion shall be paid to such lenders by Ortec before payment by Ortec to Paul Capital pursuant to rights obtained by Paul Capital under clauses (x) and (y) above, and

(b)

Paul Capital hereby agrees to share the benefit of its security (and where applicable, ownership) interest in such Ortec intellectual property and other assets with the holders of the Bridge Notes by granting to the holders of the Bridge Notes a security interest in its contract rights (including its security interest) under the Revenue Interest Assignment Agreement and the Related Agreements to

secure Paul Capital's payment obligations under Section 8(a) above. Paul Capital shall execute such UCC filing statements and other documents as may be reasonably required to create and perfect such security arrangement.

Provided, however, that (i) the security interest in Paul Capital's contract rights described above and (ii) Paul Capital's agreement to pay over, or have Ortec pay over directly, to the holders of the Bridge Notes amounts received as part of the PRF Entitlement, shall terminate upon Paul Capital's exchange of its Revenue Interests for Series A Preferred Stock.

9.              Change of Directors. Katz, Lipstein, Dr. Mark Eisenberg, Dr. Steven Lilien and Dr. Allen Schiff have each separately agreed that upon the Exchange Closing he will resign any and all positions as an officer and/director of Ortec and any of its subsidiaries. Katz and Lipstein have also separately agreed to use their best efforts to have Constantin Papastephanou, Ortec's president, and a person designated by Paul Capital, elected directors of Ortec. In addition, Paul Capital shall have the continuing right to designate one other person to attend meetings of Ortec's Board of Directors as an observer. It is also contemplated that up to two other potential nominees for board membership will be designated by the investors representing a majority of the gross proceeds constituting the New Funding Amount (including the holders of the Bridge Notes (and based on the gross proceeds received therefrom) that are converted into Series A-1 Preferred Stock), unless such investors require that they be permitted to designate a larger number of directors. Nothing in this Section 9, nor in any other provision in this Agreement, shall be interpreted to be an agreement by Katz or Lipstein or by Ortec that this Agreement creates a "voluntary termination" or an "involuntary termination" (as such terms are defined in the agreements between Ortec and Katz, and between Ortec and Lipstein, both dated December

5, 2002) or any other termination of either of Katz's or Lipstein's employment by Ortec nor a waiver of any rights that any such party may have with respect to termination of employment.

10.           Payment of Paul Capital's Legal Expenses. Upon Ortec hereafter receiving gross proceeds from holders of the Bridge Notes and the New Investors of not less than $4,000,000, Ortec shall promptly reimburse Paul Capital:

(a)	for expenses for legal services and disbursements previously incurred by Paul Capital which Ortec has agreed to reimburse per prior agreements, and

(b)

for expenses for legal services and disbursements reasonably incurred by Paul Capital in connection with the negotiation, drafting and execution of this Agreement and other agreements and documents contemplated by this Agreement, and the Revised Term Sheet upon which this Agreement is based, and the performance by Paul Capital of its obligations hereunder and thereunder, provided that Ortec's obligations under this sub-paragraph 10(b) shall not exceed $200,000. Paul Capital will use its best efforts to limit the amount of such legal expenses.

11.           Extension of Forbearance Periods. The definition of "Forbearance Period" provided in the Forbearance Agreements is hereby amended by changing the date "January 1, 2007" to "May 1, 2007." If the PMA is accepted by the FDA for filing and Katz, Lipstein and Ortec have entered into the Cancellation Agreements on or before May 1, 2007, and Ortec is otherwise complying with its obligations under this Agreement, such definition of "Forbearance Period" shall at such time be further modified by changing the "May 1, 2007" date to January 1, 2008.

Exchange Closing and Delivery.

(a)

The closing of the issuance of the Series A Preferred Stock by Ortec to Paul Capital and the transfer, assignment and conveyance of the Revenue Interests by Paul Capital to Ortec shall be held at the offices of Chadbourne & Parke LLP, New York, New York USA at 1:00 p.m., local time on a day on or before June 30, 2007 (the "Exchange Closing") or at such other time and place upon which Ortec and Paul Capital shall agree. Ortec shall provide at least 10 business days notice of a possible Exchange Closing.

(b)

At the Exchange Closing, Ortec shall deliver to Paul Capital a certificate or certificates, registered in Paul Capital's name, representing the number of shares of the Series A Preferred Stock to be issued to Paul Capital pursuant to this Agreement.

12.	Conditions to Exchange Closing.

(a)	The obligations of Paul Capital to effect the Exchange Closing shall be subject to the satisfaction of each of the following conditions:

(i)

The representations and warranties made by Ortec in Section 2 hereof shall be true and correct on the date of this Agreement and the date of the Exchange Closing and the representations and warranties made by Ortec and incorporated by reference in this Agreement pursuant to Section 7(b) hereof shall be true and correct on the date of such incorporation and on the date of the Exchange Closing.

(ii)	All covenants, agreements and conditions contained in this Agreement (or incorporated by reference herein pursuant to Section 7(b)) to be performed by Ortec prior to the Exchange Closing shall have been performed or complied with in all material respects.

(iii)

Ortec shall have delivered to Paul Capital a certificate of Ortec executed by an authorized officer of Ortec, dated the date of the Exchange Closing, and certifying, among other things, to the fulfillment of the conditions specified in Sections 13(a)(i) and 13(a)(ii) of this Agreement.

(iv)	Ortec shall have obtained all permits and qualifications required by any state for the issuance of the Series A Preferred Stock, or shall have the availability of exemptions therefrom.

(v)

The certificates of amendment to the certificate of incorporation creating the Series A Preferred Stock and the Series A-1 Preferred Stock shall have been filed with the Secretary of State of the State of Delaware.

(vi)	Paul Capital shall have received customary opinions of counsel to Ortec, dated as of the date of the Exchange Closing, in form and substance reasonably satisfactory to Paul Capital.

(vii)

Ortec shall have received cash proceeds at least equal to the minimum amount required by the New Funding Amount and, as substantially all the consideration therefor, shall have issued and delivered to the New Investors shares of the Series A-1 Preferred Stock and the warrants and related agreements permitted by this Agreement.

(viii)

In the event of an Exchange Closing in connection with the listing of Ortec's common stock on any domestic or foreign securities exchange contemplated by Section 5 hereof, such listing shall have been completed.

(ix)	Ortec shall have paid Paul Capital's legal expenses pursuant to Section 10 of this Agreement.

(x)

Ortec shall have executed and delivered to Paul Capital the warrants (if applicable pursuant to Section 7(a)) and the agreements required to be entered into with Paul Capital pursuant to Section 7(c) hereof.

(xi)	Ortec shall have either repaid and cancelled or arranged for the conversion into Series A-1 Preferred Stock of all outstanding Bridge Notes.

(xii)

Ortec shall have received at least (a) $8,000,000 in gross proceeds, or (b) in the event of an Exchange Closing in connection with the listing of Ortec's common stock on any domestic or foreign securities exchange contemplated by Section 5 hereof, $6,000,000 in gross proceeds, plus, in the case of either clause (a) or (b), any amounts necessary to repay and cancel the Bridge Notes that are not converted into Series A-1 Preferred Stock.

(xiii)

Katz, Lipstein, Dr. Mark Eisenberg, Dr. Steven Lilien and Dr. Allen Schiff shall have resigned as officers and members of the Boards of Directors of Ortec and any committees thereof as well as all Board of Director and Board committee positions of all Ortec subsidiaries, as applicable, and agreed that they will not seek or accept any such position in the future.

(xiv)

A newly constituted executive management team and Board of Directors of Ortec acceptable to Paul Capital and to the investors representing a majority of the gross proceeds constituting the New Funding Amount (including the holders of the Bridge Notes (and based on the gross proceeds received therefrom) that are converted into Series A-1 Preferred Stock), which Board shall include Costa Papastephanou, Andreas Vogler, Raphael Hofstein, and another member designated by Paul Capital, shall have been elected.

(xv)	The Cancellation Agreements shall have been entered into by Katz, Lipstein and Ortec and shall remain in full force and effect as entered into.

(b)	The obligations of Ortec to effect the Exchange Closing shall be subject to the satisfaction of each of the following conditions:

(i)	The representations and warranties made by Paul Capital in Section 3 hereof shall be true and correct on the date of this Agreement and the date of the Exchange Closing.

(ii)	All covenants, agreements and conditions contained in this Agreement to be performed by Paul Capital prior to the Exchange Closing shall have been performed or complied with in all material respects.

(iii)

Paul Capital shall have delivered to Ortec a certificate of Paul Capital executed by an authorized person of Paul Capital, dated the date of the Exchange Closing, and certifying, among other things, to the fulfillment of the conditions specified in Sections 13(b)(i) and 13(b)(ii) of this Agreement.

13.           Termination. This Agreement may be terminated at any time prior to the Exchange Closing by mutual written agreement, or by Paul Capital if (a) there is a substantial breach by Ortec that has not been cured within 15 days following written notification thereof, or (b) if the Exchange Closing shall not have occurred prior to June 30, 2007. Upon any such termination, Paul Capital shall not have any continuing liability or obligation, except its obligation to forbear pursuant to Section 11 hereof.

14.           Notice. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery, by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

Address of Paul Capital:	Paul Royalty Fund, L.P.

c/o Paul Capital Advisors, L.L.C.

Two Grand Central Tower

140 East 45th Street, 44th Floor

New York, New York 10017

Attention: Lionel Leventhal

Telephone: (646) 264-1106

Facsimile:	(646) 264-1101

With a copy to:	Chadbourne & Parke LLP

30 Rockefeller Plaza

New York, New York 10012

Attention: Morton E. Grosz, Esq.

Telephone: (212) 408-5592

Facsimile: (212) 408-5369

Address of Ortec:	Ortec International, Inc.

3960 Broadway

New York, New York 10032

Attention: Ron Lipstein or Alan Schoenbart

Telephone: (212) 740-6999

Facsimile: (212) 740-2570

With a copy to:	Feder, Kaszovitz, Isaacson, Weber, Skala,

  Bass & Rhine, LLP

750 Lexington Avenue

New York, New York 10022

Attention: Gabriel Kaszovitz, Esq.

Telephone: (212) 888-8200

Facsimile:	(212) 888-7776

15.           Governing Law; Dispute Resolution. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York without regard to principles of choice of law or conflict of laws. Each party to this Agreement (i) submits to the jurisdiction of the courts of the State of New York, located in New York County, New York, and, to the extent it can and does obtain jurisdiction, to the jurisdiction of the United States District Court for the Southern District of New York, with respect to the enforcement of any matter arising out of this Agreement, (ii) waives any objection to venue in the County of New York, State of New York, or such District Court, and (iii) agrees that service of any summons, complaint, notice or other process relating to such proceeding may be effected in the manner for notice provided by Section 15 above.

16.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

17.           Titles and Captions. The titles and captions of the sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.

18.           No Presumptions. Each party hereto acknowledges that it has had an opportunity to consult with counsel and has participated in the preparation of this Agreement. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that another party hereto drafted or controlled the drafting of this Agreement.

19.           Entire Agreement. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, commitments or arrangements relating thereto.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

Ortec International, Inc.

By: /s/ Ron Lipstein Print Name: Ron Lipstein Title: CEO

Paul Royalty Fund, L.P. (formerly known as Paul Capital Royalty Acquisition Fund, L.P.)

By: Paul Capital Management, LLC, its General Partner

By: Paul Capital Advisors, LLC, its Manager

By: /s/ Lionel Leventhal Print Name: Lionel Leventhal Title: Manager